Exhibit 10.2
SECURITY AGREEMENT

THIS SECURlTY AGREEMENT (this "Agreement") made as of September 8, 2009, between SANOMEDICS INTERNATIONAL HOLDINGS INC., a Delaware corporation (the "Maker"); and CLSS HOLDINGS LLC, " New York corporation, or assigns  ("Holder").

W I T N E S S E T H:

WHEREAS, pursuant to that Secured Promissory Note ("Note") between the Maker and the Holder dated the date hereof and hereto as Exhibit 1, the Holder loaned certain monies to Maker; and

WHEREAS, pursuant to the Note, the Maker is indebted to the Holder in the principal amount of Four Hundred Seven Thousand One Hundred Fifty One Dollars and Twenty Six Cents ($407,151.26) together with interest; and

WHEREAS, pursuant to the Note, the Maker hereby pledges to the Holder as collateral for the payment of the Note any and all of Maker's rights, title, and interest in and to the Collateral. defined herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Definitions.  As used in this Agreement, the following terms shall the following meanings:

"Collateral" means each and all of the items and rights described in clauses (i) through (xii) of Section 2(a).

"Obligations" means all indebtedness, lisbilities and other obligations of the Maker to Holder under the Transactions Documents.

"Transacion Documents" means this Agreement and the Note.

"UCC" means the Uniform Commercial Code as the same may, to be in effect in the State of Florida; provided, however, in the event that, by reason of mandatory provisions of law, any or all af the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Florida, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

2. Security Interest, Perfection.

(a) In order ro secure the full and punctual payment and performance of the Obligations, the Maker hereby grants to the Holder a continuing security interest in and to all right, title and of the Maker in, to or under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located, together with all additions thereto, substitutions therefor and replacements thereof: (i) Accounts; (ii) Chattel Paper; (iii) Inventory; (iv) Equipment; (v) Instruments; (vi) Investment Property; (vii) Documents; (viii) Deposit Accounts; (ix) Letter of Credit Rights; (x) General Intangibles, including but not limited to intellectual property; (xi) Supporting Obligations; and (xii) all Proceeds and products of all or any of the Collateral described in clauses (i) through hereof. Each of the capitalized terms in this Section 2(a) not defined herein shall have the meanings ascribed to such terms by Article 9 of the UCC. The security interests granted hereby are only and shall not subject the Holder to, or or in way or modify, any obligation or liability of the Maker with respect to any of the Coll_a1 or any transaction in connection therewith.

(b) In order to perfect the Holder's security interest in the Collateral, the Maker to agrees to do any or all ofthe following:

(i) The Maker shall sign financing statements, or other documents reasonably requested by the Holder for the purpoae of perfecting and maintaining the first priority security interest in the Collateral granted pursuant to Section 2(a) above. The Maker authorizes the Holder to file financing statements describing the Collateral and any amendment that adds Collateral covered by this Agreemc:nt, in each case whether or not the Maker's signature appears thereon.

(ii) The Maker will cooperate with the Holder in obtaining control with respect to Collateral consisting of: (A) Deposit Accounts; (B) Investment Property; and (C) Letter of Credit Rights.

3. Representations and Warranties. The Maker hereby represents and warrants that:

(a) The Maker is duly formed, validly existing and in good standing as a corporation the laws ofthe State of Delaware, has the power to on its business to own, lease or operate its properties and assets, and is qualified to do business in every jurisdiction in which the nature of business transacted by the Maker or the character of the properties owned or leased by it requires such qualification;

(b) The Maker has full power and authority to enter into the Transaction Documents, to execute and deliver such Transaction Documents, and to incur the obligations provided for therein, all of which have been duly authorized by all necessary action.

(c) The Transaction Documents are the legal and binding obligations of the Maker that is a party to such Transaction Documents, enforceable accordance with their respective terms.

(d) Except for the security interest granted to the Holder pursuant to this Agreement, the Maker is the sole owner of the Collateral and owns such Collateral free and clear of any and all liens or claims of others. No financing statement or other public notice with respect to the Collateral is on file or of record in any public office, except such has been filed in favor of the Holder pursuant to this Agreement.

4. Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default (as defined in the Note) the Holder may declare any of the then outstanding monetary Obligations to be innnediately due and payable and shall have, in addition to all other rights and remedies granted to the Holder in this Agreement, alI rights and remedies of a secured party the UCC and other applicable laws.

(b) After a declaration of payment by the Holder as provided in Section 4(a) above, the Holder shall the right to exercise all the remedies of a secured under the UCC. The Holder have full power to sell (at sale or public auction), lease, trasnfer or otherwise deal with the Collateral or proceeds thereof in the Holder's own name or that of the Maker. Any and all proceeds actually received from the sale or other disposition or collection of Collateral, and other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied by the Holder to the payment of the Obligations. Any surplus thereof which exists after payment and performance in full of the then outstanding monetary Obligations shall be promptly paid over to the Maker or otherwise disposed of in accordance with the UCC or other applicable law. The Maker shall remain liable to Holder for deficiency which exists after any sale or other disposition or collection of Collateral.

(c) Subject to paragraph (b) of this Section 4, the Maker waives, to the fullest extent permitted by law: (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or any collateral or security for the Obligations; (ii) any right to require the Holder (A) to proceed against any person or entity, (B) to exhaust any other collateral or secority for any of the Obligations, (C) to pursue any remedy in the Holder's power or (D) to make or give presentments, demands for performance, of protests, notices of nonperformance, protests or notices of dishonor: in connection with any of the Collateral; and (iii) all claims, damages, demands against the Holder arising out of the repossession, retention, sale or application of the of any sale of the Collateral in accordance with the Agreement.

5. No Waiver: Cumulative Remedies. No failure on th epart of the Holder to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or patial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive to any rights, remedies, powers and privileges that may otherwise be available to the Holder.

6. Binding Effect. This Agreement shall be binding upon, inure the benefit of and be enforceable by the Maker, the Holder and their respective heirs, estates, successors and assigns. The Maker may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of the Holder. Any such purported assignment, transfer, hypothecation or other conveyance by the without the prior written consent of the Holder shall be null and void. The Maker acknowledges and that in connection with an assignment of the Obligations, to the extent permitted under the Note the Holder may assign all or a portion of its rights and obligations hereunder. Upon any assignment of the Holder's rights hereunder, such assignee shall have, to the extent of such assignment, all rights of a Holder hereunder and may in tum assign such rights (subject to any then applicable provisions ofthe Note). The Maker agrees that, upon any such assignment, such assignee may enforce directly, without joinder of the assigning Holder, the rights of such Holder set forth in this Agreement and any such assignee shall be entitled to enforce the Holder's rights and remedies under this Agreement to the same extent as if he, she or it were a Holder party hereunder.

7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jnrisdiction other the State of Florida, except as required by mandatory provisions of law and to the extent the validity or perfection of the security interests hereunder, or the remedies hereunder, in respect of any Collateral are governed by the law of a jurisdiction other the State of Florida.

8. Jurisdiction, Etc.Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Florida state court, County of Dade, and any appellate court from any thereof, in any action or proceeding arising out of or to this Agreement or any related agreement or for recognition or enforcement of any judgment. Each of the parties hereto hereby irrevocably unconditionally agrees that jurisdiction and venue such courts would be proper, and hereby waives any objection that such courts are an improper or inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9. Entire Agreement; Amendment. This Agreement and the Note contain the entire of the parties with respect to the subject matter hereof. Agreement shal1 not be amended. except by the written agreement of the Maker and the Holder.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, provision of this Agreement shall be prohibited or invalid under aoy such law or regulation in any jurisdiction, it shall, to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective invalid to the eldent of such prohibition or invalidity without the provisions of this Agreement, or the validity or effectiveness of such provision any other jurisdiction.

11. Termination. Upon: (i) payment in full of all then outstanding principal under all of the Note and all interest thereon (or conversion as set forth in the Note), this Agreement shall terminate and be of no further force or effect, and rights to the Collateral shall revert to the Maker and the Holder shall promptly execute and deliver to the Maker such documents and instruments reasonably requested by the Maker as shall be necessary to evidence termination of all security interests given by the Maker to the Holder hereunder. In addition, at any time and from time to time prior to such termination, if any Collateral is sold, leased, exchanged, assigned or otherwise disposed of in accordinace with and as not prohibited by this Agreement, the security interests created hereby in such item (but not in any Proceeds arising from such such sale or exchange) shall terminate immediately without any further action on the part of the Holder, and such Collateral shall no longer be deemed to be "Collateral" for purposes of this Agreement and the covenants contained herein.

12. Costs and Expenses. In the event any action is taken to enforce the rights of the Holder under this Agreement, in addition to such other relief as may be granted, the Maker shall be responsible for reasonable costs and expenses, including attorneys' fees incurred in such action unless the of such enforcement action constitutes willful misconduct by the person or entity taking such action.

13. Counterparts. This Agreement may be signed upon any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instruments.

IN WITNESS WHEREOF, the undersigned have executed this Agreement of the date first written above.

WITNESS:	MAKER:
Sanomedics International Holdings Inc.

/s/ Maritzel De Castro	BY: /s/ Keith Houlihan
Maritzel De Castro	Keith Houlihan
COMMISSION #DD923735	Chairman, President
EXPIRES: SEP. 09, 2013	[include notary]
www.aaronotary.com

HOLDER:
CLSS HOLDINGS LLC

BY: /s/ Craig Sizer
Craig Sizer
President

Exhibit 1
Secured Note of Sanomedics International Holdings Inc.

Schedule to Exhibit 10.2

This form of Security Agreement was used to secure the following additional obligations of the Company evidenced by our promissory notes, as follows:

Date	Principal Note Amount	Payee

December 7, 2009	$117,163.79	CLSS Holdings, LLC
April 6, 2010	245,116.00	CLSS Holdings, LLC
June 30, 2010	223,500.00	CLSS Holdings, LLC
June 30, 2010	225,000.00	Craig Sizer
June 30, 2010	239,994.00	Keith Houlihan

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